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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment 1 to Registration Statement No. 333-194304 on Form S-4 of our report dated February 21, 2013 (February 19, 2014 as to the disclosures regarding offsetting of derivative assets and liabilities as of December 31, 2012 in Notes 1 and 10), relating to the 2012 and 2011 consolidated financial statements of SM Energy Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's retrospective adoption of a new accounting standard), appearing in the Annual Report on Form 10-K of SM Energy Company for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
May 9, 2014

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  Exhibit 23.2